Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated January 29, 2018 relating to the financial statements of Emerald Health Pharmaceuticals Inc. appearing in the Offering Circular, which is part of this Offering Statement and to the reference to us under the heading “Experts” in such Offering Circular.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 16, 2018